                                                                  EXHIBIT 11.01

                                 ONSALE, INC.

                  CALCULATION OF NET INCOME (LOSS) PER SHARE
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                     PERIOD FROM                  SIX MONTHS
                                      INCEPTION        YEAR         ENDED
                                    (JULY 1994) TO    ENDED        JUNE 30,
                                     DECEMBER 31,  DECEMBER 31, --------------
                                         1995          1996      1996   1997
                                    -------------- ------------ ------ -------
Weighted average common shares
 outstanding.......................     12,179        12,179    12,179  15,844
Weighted average common equivalent
 shares from Convertible Preferred
 Stock and warrants, calculated
 using the "if converted" method...      1,704         1,704     1,704      --
Weighted average common equivalent
 shares from stock options
 calculated using the treasury
 stock method (1)..................      1,443         1,443     1,443      --
                                        ------        ------    ------ -------
Shares used to compute net income
 (loss) per share..................     15,326        15,326    15,326  15,844
                                        ======        ======    ====== =======
Net income (loss)..................     $ (440)       $  361    $  115 $ (174)
                                        ======        ======    ====== =======
Net income (loss) per share........     $(0.03)       $ 0.02    $ 0.01 $(0.01)
                                        ======        ======    ====== =======

--------
(1) Pursuant to a Securities and Exchange Commission Staff Accounting Bulletin, stock options issued subsequent to December 1995 have been included in the computation as if they were outstanding for all periods presented.